Exhibit 99.1

Corporate Office 7700 France Avenue South, Suite 275 Edina, MN 55435 Phone: 952.893.3200 Fax: 952.893.0704 www.uhs.com

CONTACT:	Rex Clevenger;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2008 FOURTH QUARTER AND FULL YEAR RESULTS

Edina, Minn.—(BUSINESS WIRE)— March 16, 2009 — Universal Hospital Services, Inc. (“UHS”), a leading nationwide provider of medical equipment outsourcing and lifecycle solutions to the United States health care industry, today announced financial results for the quarter and twelve months ended December 31, 2008.

Total revenues were $71.0 million for the fourth quarter of 2008, representing a $1.4 million, or 2% increase from total revenues of $69.6 million for the same period of 2007.  For the year ended December 31, 2008, revenues increased by 10% to $289.1 million, as compared to the same period of 2007.

Net loss for the quarter was $7.1 million, compared to a net loss of $6.6 million for the same quarter last year. For the year ended December 31, 2008, UHS reported a net loss of $23.5 million versus net loss of $63.6 million for the same period of 2007.   The 2007 period losses primarily reflect charges related to the sale of UHS to Irving Place Capital Merchant Manager III, L.P. (formerly known as Bear Stearns Merchant Manager III, L.P.) on May 31, 2007, and include transaction and related costs and debt extinguishment charges.

Fourth quarter Adjusted EBITDA was $25.8 million, representing a $0.8 million, or 3% increase from $25.0 million for the same period of 2007. Adjusted EBITDA for the year ended December 31, 2008 increased $8.5 million, or 9% to $104.0 million from $95.5 million for the same period of 2007.

UHS will hold its quarterly conference call to discuss 2008 fourth quarter and full year results on Thursday, March 19, 2009, at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

To participate, call (800) 936-4761 and advise the operator you would like to participate in the UHS Fourth Quarter Call with Gary Blackford. A taped replay of this call will be available from 11:00 a.m. Eastern Time on March 19 through 11:00 a.m. Eastern Time on March 26 by calling (800) 558-5253; enter reservation #21416597.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Financials” section.

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment outsourcing and lifecycle solutions to the United States health care industry.  UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies. UHS currently operates through more than 80 offices, serving customers in all 50 states and the District of Columbia.

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, MN  55435

952-893-3200

www.uhs.com

Adjusted EBITDA Reconciliation.  Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management, board, and strategic fees, other, stock option expense, FAS 141 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations, and Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of operating cash flows to EBITDA and Adjusted EBITDA is included below.

	4th Quarter		December YTD
$ in Millions	2007	2008	2007	2008
Net Cash provided by Operating Activities	$0.6	$5.3	$29.8	$56.2
Changes in Operating Assets and Liabilities	13.3	10.0	6.7	3.6
Other and Non-Cash Expenses	1.4	2.9	(28.5)	6.5
Income Tax Expense	(4.3)	(5.7)	(9.7)	(15.4)
Interest Expense	11.3	11.9	40.2	46.9
EBITDA	22.3	24.4	38.5	97.8
Management, Board, & Strategic Fees	0.3	0.3	1.0	1.3
Other	—	—	(0.7)	0.1
Stock Option Expense	1.1	0.7	3.7	2.5
FAS 141 Impact	1.2	0.4	2.4	2.3
Loss on Extinguishment of Debt	—	—	23.4	—
Transaction and Related Costs	0.1	—	27.2	—
Adjusted EBITDA	$25.0	$25.8	$95.5	$104.0

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc. believes statements in this presentation looking forward in time involve risks and uncertainties based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding forward-looking statements and risk factors that appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which can be accessed at www.UHS.com under “Financials.”